Exhibit 99.1

United Security Bancshares, Inc. Reports Improved First Quarter Results

THOMASVILLE, Ala.--(BUSINESS WIRE)--April 30, 2015--United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income rose to $836,000, or $0.13 per diluted share, for the first quarter ended March 31, 2015, compared with net income of $774,000, or $0.13 per diluted share, for the first quarter of 2014.

“We continued to make solid progress in the first quarter with growth in net income and solid reduction in non-performing assets,” stated James F. House, President and CEO of United Security Bancshares, Inc. “Non-performing assets were down 33.6%, compared with March 31, 2014, to $12.8 million. Our progress in reducing non-performing assets resulted from a 17.1% reduction in other real estate owned to $8.6 million and a 66% drop in non-accrual loans to $2.5 million compared with the first quarter of 2014. We believe that continued progress in these areas, as well as our focus on quality loan production, will be an important part of improving our profitability.”

“Loan demand remains soft in many of our rural service areas, especially for quality commercial and real-estate based loans. We experienced loan payoffs and pay downs during the first quarter at a faster rate than our generation of new quality loans. This affected our yield on earning assets and interest generated from loans, our largest source of income. We are working on plans to expand into contiguous metropolitan markets that have greater commercial loan potential, including a new branch in Tuscaloosa, Alabama, which is expected to open later this year.”

“We are also making investments throughout the Bank to improve operating efficiency and to provide better customer service. We are expanding our office in Thomasville to consolidate operations staff and departments and expect that the new facility will result in improved efficiencies and enhanced opportunities to develop and cross-train staff. We are also investing in new technology that will leverage our existing infrastructure to improve services and to control costs. We are introducing new mobile and commercial banking services, including online check deposit, expanded internet banking and a new cash management service for commercial customers that we expect to be very competitive in our service areas. We also recently changed the Bank’s name to ‘First US Bank’ as part of our rebranding program to improve our visibility in our existing service areas, as well as potential expansion markets. We remain very positive about the progress made in strengthening core operations and opportunities to grow the Bank in the future,” continued Mr. House.

First Quarter Results

Net income rose to $836,000, or $0.13 per diluted share, for the quarter ended March 31, 2015, compared with net income of $774,000, or $0.13 per diluted share, for the first quarter of 2014.

Interest income totaled $7.3 million in the first quarter of 2015, compared with $7.8 million in the first quarter of 2014. The decline in interest income was due primarily to a decrease in total loans, offset partially by higher interest income from investment securities, compared with the first quarter of 2014.

Interest expense declined 4.8% to $614,000 in the first quarter of 2015, compared with $645,000 in the first quarter of 2014. The decrease resulted primarily from a decline in interest bearing deposits and lower interest rates paid compared with the prior period.

Net interest income was $6.7 million in the first quarter of 2015, compared with $7.2 million in the first quarter of 2014. The decline in net interest income was due to a decrease in loans, combined with a 38 basis point decline in net interest margin, compared with the first quarter of 2014. Net interest margin was 5.19% in the first quarter of 2015, compared with 5.57% in the first quarter of 2014. The decline in net interest margin was due primarily to the payoff of higher yielding loans, the competitive loan market and a change in Acceptance Loan Company’s (“ALC”) loan origination criteria that has focused on improved credit quality, with a slight offset in lower interest rates charged.

Net loans declined to $239.2 million in the first quarter of 2015, compared with $276.7 million at March 31, 2014. The decrease in net loans was due to loan payoffs and pay downs outpacing new loan production at the Bank. An overall sluggish economy in the geographical areas that we serve, primarily centered in the real estate sector, has been a significant factor in lower loan demand at the Bank during the past year.

Provision for loan losses was a credit of $166,000 in the first quarter of 2015, compared with a charge of $414,000 in the first quarter of 2014. The credit in the provision for loan losses was reflected as a reduction in the reserve for loan losses. The reduction in the provision resulted primarily from pay down of loans, recoveries of loans previously charged off and improvement in the credit quality of several loan relationships. Net charge-offs totaled approximately $600,000 in the first quarter of 2015, compared with $1.2 million in the first quarter of 2014.

Total non-interest income rose to $1.3 million in the first quarter of 2015, compared with $1.1 million in the first quarter of 2014. The increase in non-interest income was due to growth in other income, offset partially by lower service charges and credit life insurance income, compared with the first quarter of 2014.

Total non-interest expense increased 1.4% to $7.0 million in the first quarter of 2015, compared with $6.9 million in the first quarter of 2014. The increase in non-interest expense was due primarily to higher salaries and benefits, occupancy, furniture and equipment expense and other real estate/foreclosure expense, offset partially by lower other expense. Total OREO related expenses increased to $220,000 in the first quarter of 2015, compared with $100,000 in the first quarter of 2014, primarily due to reductions in gains on sale of OREO, which are netted in this expense category. Salaries and benefits increased $110,000 in the first quarter of 2015 compared with the first quarter of 2014.

Effective as of the first quarter of 2015, United Security Bancshares and First US Bank are now subject to the revised regulatory capital standards promulgated under the Basel III Final Rule. As of March 31, 2015, both the common equity Tier 1 capital and Tier 1 risk based capital ratios were 23.85% for the Company and 24.09% for the Bank. The total capital ratio was 25.11% for the Company and 25.34% for the Bank. The Tier 1 leverage ratio was 12.56% for the Company and 12.70% for the Bank. Each of these ratios is higher than the ratios required to be considered a “well-capitalized” institution under the revised framework.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential and the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in Thousands, Except Share and Per Share Data)

	March	December
	31,	31,
	2015	2014
	(Unaudited)
ASSETS
Cash and due from banks	$8,396	$9,697
Interest bearing deposits in banks	21,921	24,469

Total cash and cash equivalents	30,317	34,166
Investment securities available-for-sale, at fair value	209,790	204,966
Investment securities held-to-maturity, at amortized cost	40,074	29,120
Federal Home Loan Bank stock, at cost	740	738
Loans, net of allowance for loan losses of $5,401 and $6,168, respectively	239,218	259,516
Premises and equipment, net	10,505	9,764
Cash surrender value of bank-owned life insurance	14,054	13,975
Accrued interest receivable	1,941	2,235
Other real estate owned	8,608	7,735
Other assets	9,635	10,394

Total assets	$564,882	$572,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$475,288	$483,659
Accrued interest expense	208	221
Other liabilities	7,961	8,131
Short-term borrowings	680	436
Long-term debt	5,000	5,000

Total liabilities	489,137	497,447

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 shares issued; 6,034,059 shares outstanding	73	73
Surplus	9,615	9,577
Accumulated other comprehensive income, net of tax	1,659	1,829
Retained earnings	85,297	84,582
Less treasury stock: 1,295,001 shares at cost	(20,886)	(20,886)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	75,745	75,162

Total liabilities and shareholders’ equity	$564,882	$572,609

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)
Interest income:
Interest and fees on loans	$6,135	$6,797
Interest on investment securities	1,186	1,049

Total interest income	7,321	7,846

Interest expense:
Interest on deposits	607	637
Interest on borrowings	7	8

Total interest expense	614	645

Net interest income	6,707	7,201

Provision (reduction in reserve) for loan losses	(166)	414

Net interest income after provision (reduction in reserve) for loan losses	6,873	6,787

Non-interest income:
Service and other charges on deposit accounts	454	500
Credit insurance income	75	140
Other income	762	507

Total non-interest income	1,291	1,147

Non-interest expense:
Salaries and employee benefits	4,192	4,082
Net occupancy and equipment	823	815
Other real estate/foreclosure expense, net	220	100
Other expense	1,742	1,887

Total non-interest expense	6,977	6,884

Income before income taxes	1,187	1,050
Provision for income taxes	351	276

Net income	$836	$774

Basic net income per share	$0.14	$0.13

Diluted net income per share	$0.13	$0.13

Dividends per share	$0.02	$-

CONTACT:
United Security Bancshares, Inc.
Thomas S. Elley, 334-636-5424